FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Third Quarter Earnings

Oswego, New York, November 04, 2010………… Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) announced reported net income of $1.8 million or $0.59 per basic and diluted share for the nine months ended September 30, 2010, compared to $1.2 million, or $0.46 per basic and diluted share, for the same period in 2009.  For the three months ended September 30, 2010, the Company reported net income of $668,000, or $0.22 per basic and diluted share, compared to $567,000, or $0.22 per basic and diluted share, for the same period in 2009.

“We are pleased to report continued positive trends in earnings and growth”, stated Thomas W. Schneider, President and CEO.  “Net income is 17.8% ahead of the third quarter of 2009 and 54.5% of last years’ nine month results.  We are on pace for record annual earnings”, Schneider continued.

“Our total assets crested $400 million with the growth coming through our deposit and lending activities”, according to Schneider.  “Over the last twelve months, core deposits have grown by $23.3 million, while loans have increased by $24.0 million.  This balanced growth has driven revenue improvements of $1.3 million”.

Net interest income for the nine months ended September 30, 2010 increased $1.3 million, or 15.5%, when compared to the same period during 2009.  The increase in net interest income was the result of a decrease in interest expense of $1.1 million, or 22.7%, combined with an increase in interest income of $268,000.  Net interest rate spread increased to 3.59% for the nine months ended September 30, 2010, from 3.33% for the same period in 2009.  Average interest-bearing liabilities increased $20.3 million, while the cost of funds decreased 57 basis points to 1.48% from 2.05% for the same period in 2009.  The increase in the average balance of interest-bearing liabilities resulted from a $23.8 million, or 9.1%, increase in average deposits offset by a decrease of $3.5 million in average borrowed funds.  The increase in deposits was driven by increases of $9.3 million, in retail deposits, a $7.2 million increase in business deposits combined with a $7.3 million increase in municipal deposits. Average interest-earning assets increased 9.1%, to $359.7 million, for the nine months ended September 30, 2010 as compared to $329.7 million for the nine months ended September 30, 2009. The increase in average interest earning assets is primarily attributable to a $17.5 million increase in the average balance of the loan portfolio, and a $12.0 million increase in the average balance of security investments. The yield on interest-earning assets decreased 31 basis points to 5.07% compared to 5.38% for the same period in 2009.

 Net interest income for the quarter ended September 30, 2010, increased $373,000, or 12.4%, when compared to the same period during 2009.  The increase in net interest income was the result of a decrease in interest expense of $179,000, or 12.9%, combined with an increase of interest income of $194,000.  Net interest rate spread increased to 3.62% for the third quarter of 2010, from 3.51% for the same period in 2009.

The provision for loan losses for the nine months ended September 30, 2010 increased $134,000 to $788,000, when compared to the same period in 2009. The provision for loan losses for the quarter ended September 30, 2010, increased to $263,000 from $247,000 for the same period in 2009.  The allowance for loan losses to period end loans increased to 1.29% at September 30, 2010, as compared to 1.16% at September 30, 2009.  Nonperforming loans increased $1.1 million and the ratio of nonperforming loans to period end loans increased to 1.25% at September 30, 2010, from 0.97% at September 30, 2009.  The current level of nonperforming assets would not fall outside of the Bank’s historic trend levels, were it not for the inclusion of two large commercial relationships that total approximately $1.0 million.  Both are lending relationships secured by commercial real estate and guarantees.  Management believes that the collateral securing these loans, along with the guarantees of either business principals or government entities, and the existing allowance specifically allocated for the loans are adequate to cover potential losses that may occur.  Management will continue to closely monitor these relationships.

Non-interest income, exclusive of net gains and losses from the sale of securities, loans and foreclosed real estate, remained constant at $2.0 million for the nine months ended September 30, 2010, when compared to the same period in the prior year.  Net gains and losses from the sales of securities and impairment, loans and foreclosed real estate increased $28,000 to a net gain of $129,000 for the nine months ended September 30, 2010. Net gains and losses from the sale or impairment of securities increased to a net gain of $172,000 for the nine months ended September 30, 2010 as compared to a net gain of $21,000 for the same period of 2009.  The increase is due to gains recognized on the sale of securities combined with gains recognized from cash redemptions from the SHAY Assets large cap equity fund and ultra short mortgage fund, as compared to the recording of an other-than-temporary impairment charge of $298,000 related to the Company’s holding in a CIT Group security for the same period during 2009.  Net losses from the sales of loans and foreclosed real estate totaled $43,000 for the nine months ended September 30, 2010, as compared to a net gain of $80,000 when compared to the same period in 2009.   The decrease is due to the losses recognized on the sale of foreclosed properties in 2010 compared to the gains that were recognized on the loan sale to the secondary market of 30-year fixed rate residential mortgages during the nine months ended September 30, 2009.

Non-interest income, exclusive of net gains and losses from the sale or impairment of securities, loans and foreclosed real estate, decreased by $82,000, to $644,000 for the quarter ended September 30, 2010 when compared to the same period in the prior year.  Net gains and losses on securities, loans and foreclosed real estate decreased $92,000 to a net gain of $154,000 for the quarter ended September 30, 2010 as compared to the same quarter in 2009.  This is the result of net gains and losses from the sales of loans and foreclosed real estate decreasing by $5,000 to a net gain of $10,000, and net gains on sales or impairment of securities decreasing to a net gain of $144,000 when compared to the same quarter.  The difference is generated as a result of a reduction in the volume of sales.

Non–interest expenses increased $452,000, or 5.5% for the nine months ended September 30, 2010.  The increase in non-interest expense is due to an increase of $450,000 in salaries and employee benefits, a $75,000 increase in other expenses, a $30,000 increase in building occupancy, and a $24,000 increase in data processing.  These increases were offset by a $94,000 decrease in FDIC assessments and a $33,000 decrease in professional and other expenses.  The increase in salaries and employee benefits was due to the addition of 5 full-time equivalent positions and to annual merit based wage adjustments and other incentive based compensation costs.  The increase in other expenses is partially due to the debit card program that was established late in the third quarter of 2009.  A full nine months of reward expense has been recorded in 2010, as compared to a partial month in the prior year.

Non-interest expenses increased $88,000, or 3.1%, for the quarter ended September 30, 2010. The increase in non-interest expense is due to an increase of $139,000 in salaries and employee benefits, an $18,000 increase in data processing, an $11,000 increase in other expenses, a $5,000 increase in building occupancy, and a $4,000 increase in professional and other services.  These increases were offset by a decrease in FDIC assessments of $89,000.

About Pathfinder Bancorp, Inc

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has seven full service offices located in its market area consisting of Oswego County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2010	2009	2010	2009

Condensed Income Statement
Interest and dividend income	$4,585	$4,391	$13,530	$13,262
Interest expense	1,213	1,392	3,611	4,673
Net interest income	3,372	2,999	9,919	8,589
Provision for loan losses	263	247	788	654
	3,109	2,752	9,131	7,935
Noninterest income excluding net losses on
securities, loans and foreclosed real estate	644	726	2,045	2,015
Net gains on securities,
loans and foreclosed real estate	154	246	129	101
Noninterest expense	2,952	2,864	8,706	8,254
Income before taxes	955	860	2,599	1,797
Provision for income taxes	287	293	780	620
Net Income	$668	$567	$1,819	$1,177

Key Earnings Ratios
Return on average assets	0.68%	0.63%	0.62%	0.44%
Return on average equity	8.46%	10.09%	7.90%	7.52%
Net interest margin (tax equivalent)	3.76%	3.66%	3.73%	3.49%

Share and Per Share Data
Basic weighted average shares outstanding	2,484,832	2,484,832	2,484,832	2,484,832
Basic earnings per share *	$0.22	$0.22	$0.59	$0.46
Diluted weighted average shares outstanding	2,484,832	2,486,652	2,484,832	2,485,445
Diluted earnings per share *	0.22	0.22	0.59	0.46
Cash dividends per share	0.03	0.03	0.09	0.09
Book value per common share at September 30, 2010 and 2009			10.20	9.00

*Basic and diluted Earnings per share are calculated based upon net income available to common share holders after payments of dividends to preferred shareholders.

	September 30,	December 31,	September 30,
	2010	2009	2009
Selected Balance Sheet Data
Assets	$405,786	$371,692	$364,982
Earning assets	373,897	343,071	333,873
Total loans	278,429	262,465	254,425
Deposits	327,927	296,839	292,618
Borrowed Funds	35,000	36,000	34,000
Allowance for loan losses	3,582	3,078	2,960
Trust Preferred Debt	5,155	5,155	5,155
Shareholders' equity	31,535	29,238	28,431

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.14%	0.11%	0.09%
Allowance for loan losses to period end loans	1.29%	1.17%	1.16%
Allowance for loan losses to nonperforming loans	102.90%	133.07%	120.42%
Nonperforming loans to period end loans	1.25%	0.88%	0.97%
Nonperforming assets to total assets	0.95%	0.67%	0.79%